COMPENSATION RECOUPMENT (CLAWBACK) POLICY

I.Introduction
The Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of PriceSmart, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability. The Committee has therefore adopted this policy (the “Policy”) which provides for the recoupment of certain executive compensation (i) in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or (ii) when the Committee, in its judgment after reviewing relevant facts and circumstances, determines that an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct and such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), final rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation, and the listing standards of The Nasdaq Stock Market (“Nasdaq”).
II.Administration
This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
III.Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Committee in accordance with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and Nasdaq, and such other employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”).
IV.Matters Involving Restatement
This portion of the Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, whether or not involving misconduct, which we refer to herein as “matters involving financial restatements.”
A.Incentive-Based Compensation
In the case of matters involving financial restatements, incentive-based compensation (“Incentive-Based Compensation”) includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are

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determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures (“GAAP Measures”), as well as non-GAAP Measures, stock price, and total stockholder return (collectively, “Financial Reporting Measures”); however, it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are solely based upon subjective, strategic or operational standards or standards unrelated to Financial Reporting Measures, and (iv) equity awards that vest solely on completion of a specified employment period or without any performance condition. Incentive-Based Compensation is considered received in the fiscal period during which the applicable reporting measure is attained, even if the payment or grant of such award occurs after the end of that period. If an award is subject to both time-based and performance-based vesting conditions, the award is considered received upon satisfaction of the performance-based conditions, even if such an award continues to be subject to the time-based vesting conditions.
For the purposes of the portion of this Policy relating to matters involving financial restatement, Incentive-Based Compensation may include, among other things, any of the following:
•Annual bonuses and other short- and long-term cash incentives
•Restricted stock or restricted stock units
•Performance stock units

For purposes of this Policy, Financial Reporting Measures may include, among other things, any of the following:
•Company stock price
•Total stockholder return
•Revenues
•Net income
•Opening income
•Earnings before interest, taxes, depreciation, and amortization (EBITDA)
•Earnings per share

B.Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee will require reimbursement or forfeiture of any excess Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement (the “Look-Back Period”). For the purposes of this Policy, the date on which the Company is required to prepare an accounting restatement is the earlier of (i) the date the Committee concludes or reasonably should have concluded that the Company is

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required to prepare a restatement to correct a material error, and (ii) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
Recovery of the Incentive-Based Compensation is only required when the excess award is received by a Covered Executive (i) after the beginning of their service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Look-Back Period immediately preceding the date on which the Company is required to prepare an accounting restatement.
C.Excess Incentive Compensation: Amount Subject to Recovery
The amount of Incentive-Based Compensation subject to recovery in matters involving financial restatement is the amount the Covered Executive received in excess of the amount of Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated financial statements, as determined by the Committee. The amount subject to recovery will be calculated on a pre-tax basis.
For Incentive-Based Compensation received as cash awards, the erroneously awarded compensation is the difference between the amount of the cash award that was received (whether payable in a lump sum or over time) and the amount that should have been received applying the restated Financial Reporting Measure.
For Incentive-Based Compensation received as equity awards that are still held at the time of recovery, the amount subject to recovery is the number of shares or other equity awards received or vested in excess of the number that should have been received or vested applying the restated Financial Reporting Measure. If the equity award has been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the award.
In instances where the Company is not able to determine the amount of erroneously awarded Incentive-Based Compensation directly from the information in the accounting restatement, the amount will be based on the Company’s reasonable estimate of the effect of the accounting restatement on the applicable measure. In such instances, the Company will maintain documentation of the determination of that reasonable estimate and, if required, provide such documentation to any national securities exchange on which the Company’s securities are listed.
D.Method of Recoupment
The Committee will determine, in its sole discretion, subject to applicable law, the method for recouping Incentive-Based Compensation hereunder in matters involving financial restatement, which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

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•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Committee.
E.Exception to Enforcement
The Committee shall recover any excess Incentive-Based Compensation in matters involving financial restatement in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and any applicable rules or standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed.
V.Matters Involving Misconduct
This portion of the Policy provides for the recoupment of certain executive compensation when the Committee, in its judgment after reviewing relevant facts and circumstances, determines that a Covered Executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct and such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company, which we refer to herein as “matters involving misconduct.” If a matter involves both financial restatement and misconduct, nothing in this Section V of the Policy shall provide the Committee with greater discretion not to recoup Incentive-Based Consideration (as defined in Section IV.A. of this Policy) than provided by Section IV.
A.Definitions Applicable to Matters Involving Misconduct
1.“Incentive Compensation” means (i) any equity or equity-based award granted on or after the Effective Date and if such equity award has been sold then any proceeds, net of tax, realized from the sale of stock from such equity award, and (ii) any cash-based performance or incentive award (i.e., bonus or cash incentive plan payment, including any amounts deferred with respect thereto) made to a Covered Executive with respect to the Company’s 2018 fiscal year or any subsequent fiscal year.

2.“Recoupment” (and “Recoup”) includes (a) the recovery, in whole or in part, of Incentive Compensation already paid, (b) forfeiture, recapture, reduction or cancellation, in whole or in part, of Incentive Compensation awarded or granted over which the Company retains control, and (c) the reduction, in whole or in part, of current or future Incentive Compensation.

3.“Recoverable Payment” is the term that is used to describe amounts subject to Recoupment under this Policy for matters involving misconduct, and means any Incentive Compensation after the Effective Date, to the extent granted or awarded to or earned by the Covered Executive in respect of services as an employee, all as determined by the Committee.

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B.Recoupment of Recoverable Payments
Without limiting the Committee’s powers or responsibilities in cases involving financial restatement described above, the Committee may seek Recoupment of any Recoverable Payment, when in its judgment, after reviewing relevant facts and circumstances, it determines that: (a) a Covered Executive (i) engaged in serious misconduct, or (ii) failed to supervise a subordinate employee who engaged in serious misconduct which the Covered Executive knew, or was reckless in not knowing, was occurring, and (b) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company. As used in this Policy, “serious misconduct” may be only found to have occurred where a Covered Executive or a supervised employee acted knowingly, intentionally, or recklessly in violating a law or written Company policy. For the avoidance of doubt, a Covered Executive’s business judgment made in good faith and in the reasonable belief that such judgments and related actions were in or not opposed to the best interests of the Company shall not subject the Covered Executive’s Incentive Compensation to Recoupment.
The determination by the Committee whether and the extent to which to seek Recoupment may be influenced by a variety of factors, including, but not limited to, (i) the elements of the compensation received by the Covered Executive, (ii) retention, promotion, or succession planning considerations, (iii) pay equity factors, (iv) whether the underlying conduct was an isolated occurrence, (v) feasibility and cost of implementation, (vi) legal and compliance factors, (vii) whether other disciplinary actions have been taken against the Covered Executive, and (viii) the objective of administering the Policy in a way that does not discourage settlement of disputes when settlements are in the best long-term interests of the Company and its stockholders.
Based on the facts and circumstances, solely in matters involving misconduct and not in matters involving financial restatement, the Committee may decide on the appropriate Recoupment method, including whether to seek Recoupment of Recoverable Payments already paid or otherwise seek Recoupment (totally or partially) of Recoverable Payments that have not vested or have not been paid. However, the Committee may not seek Recoupment of any Recoverable Payments (i) following a change in control (as defined in the Covered Executive’s employment agreement) or (ii) that were awarded more than one year prior to the first event giving rise to the Recoupment or, if shorter, the period during which the employee has been a Covered Executive. This Policy shall operate prospectively from the Effective Date and shall be construed so as not to violate any legally binding commitment of the Company arising prior to the Effective Date.
C.Administration of this Policy
In matters involving misconduct, this Policy will be administered by the Committee, which will consider the facts and circumstances related to possible Recoupment decisions and make determinations in its discretion regarding seeking Recoupment. Solely in matters involving misconduct, any determination to seek Recoupment under this Policy shall only be made after providing the Covered Executive, upon his or her request, a reasonable opportunity to appear before the Committee to present his or her position regarding the alleged misconduct being

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considered by the Committee and to present and explain any exculpatory and/or mitigating information and related documents that he or she believes to be relevant.
In administering this Policy with respect to matters involving misconduct, the Committee shall have the following powers, which it may exercise in its discretion, subject to and not inconsistent with the express provisions of this Policy: (i) to exercise all the power and authority either specifically granted to it under this Policy or reasonably necessary or advisable in the administration of this Policy; (ii) to determine whether, to what extent and under what circumstances to pursue Recoupment; (iii) to determine the Covered Executive or Covered Executives from whom to seek Recoupment; (iv) to interpret this Policy; (v) to prescribe, amend and rescind rules and regulations relating to this Policy; and (vi) to make all other determinations deemed reasonably necessary or advisable for the administration of this Policy.
The decisions of the Committee as to all questions of interpretation, application and administration of this Policy shall be presumed to be made in good faith and in the exercise of reasonable business judgment, but nothing contained herein shall prevent a Covered Executive from challenging on legal grounds a Recoupment determination.
Recoupment determinations pursuant to this Policy shall only be made to the extent permitted by law, and this Policy shall be interpreted so as not to violate any law or regulation.
VI.No Indemnification; Successors
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
VII.Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are listed.
VIII.Effective Date
This Policy shall be effective as of October 19, 2023 in the case of matters involving financial restatement and as of September 19, 2017 in the case of matters involving misconduct (as applicable, the “Effective Date”). In the case of matters involving financial restatement, the Policy shall apply to Incentive-Based Compensation that is received by a Covered Executive on or after October 2, 2023, as determined by the Committee in accordance with applicable rules or standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed. In the case of matters involving misconduct, the Policy shall apply to any equity or equity-based award granted on or after the September 19, 2017 and any cash-based performance or incentive award (i.e., bonus or cash incentive plan

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payment, including any amounts deferred with respect thereto) made to a Covered Executive with respect to the Company’s 2018 fiscal year or any subsequent fiscal year.

IX.Amendment; Termination
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any rules or standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed. The Committee may terminate this Policy at any time.
X.Other Recoupment Rights
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy or any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

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